Exhibit 99.1

Grayson BankShares, Inc.

Financial Report June 30, 2010

113 West Main Street • Post Office Box 186 Independence, Virginia 24348 (276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811
Wytheville	(276) 228-6050

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 2nd Quarter, 2010 Financial Report to you.

Our total assets are $367,507,376, down $2,094,545, or 0.57% for the year.  Net loans have decreased by $4,221,515, or 1.58%, while deposits decreased by $3,047,252, or 0.97% during the last six months.   Management has not sought to aggressively grow deposits due to continued weakness in loan demand.

Stockholders’ equity increased by $658,589, or 2.16% for the six-month period ended June 30, 2010.  The increase was the result of earnings for the period combined with an increase in the market value of investment securities of $449,659, offset by the payment of dividends of $343,794.  Total stockholders’ equity at June 30, 2010 was $31,198,534, which represents a book value of $18.15 per share.  Dividends of 10 cents per share were declared and paid in June, for a total of 20 cents per share for the first six months of 2010.

The Company recorded net income of $143,640 for the quarter ended June 30, 2010 compared to net income of $22,237 for the same quarter in 2009.  Earnings continue to be negatively impacted by deterioration in general economic conditions.  Increases in charge-offs and nonperforming assets led to an increase in loan loss provisions of $116,448 over the second quarter of 2009.   Other income decreased due to gains on the sale of securities in 2009 that did not recur in 2010.  Total other expenses decreased for both the three-month and six-month periods ended June 30, 2010 compared to the same periods in 2009.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson

President and CEO

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009

Assets
Cash and due from banks	$10,014,653	$8,637,123
Interest-bearing deposits in banks	300,307	300,000
Federal funds sold	19,283,671	19,356,999
Investment securities	44,409,042	43,817,701
Loans	266,297,563	270,183,323
Less allowance for loan losses	3,891,028	3,555,273
Net loans	262,406,535	266,628,050
Cash Value of Life Insurance	8,248,134	8,098,134
Foreclosed Assets	3,092,726	2,808,885
Properties and equipment	10,901,106	11,133,834
Accrued interest receivable	2,443,533	2,626,164
Other assets	6,407,669	6,195,031
Total assets	$367,507,376	$369,601,921

Liabilities
Deposits
Noninterest-bearing	$42,584,738	$44,924,699
Interest-bearing	267,851,226	268,558,517
Total deposits	310,435,964	313,483,216

FHLB Advances	15,000,000	15,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	344,261	382,653
Other liabilities	528,617	196,107
Total liabilities	336,308,842	339,061,976

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none outstanding	-	-
Common stock, $1.25 par value; 2,000,000
shares authorized; 1,718,968 shares
issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,706,144	28,497,214
Accumulated other comprehensive income (loss)	(177,945)	(627,604)
Total stockholders’ equity	31,198,534	30,539,945
Total liabilities and stockholders’ equity	$367,507,376	$369,601,921

Officers
Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Interest income
Loans and fees on loans	$4,170,528	$4,365,826	$8,475,970	$8,939,865
Interest on securities	438,038	531,061	868,055	1,077,162
Federal funds sold	10,787	8,123	20,288	18,756
Total interest income	4,619,353	4,905,010	9,364,313	10,035,783

Interest expense
Deposits	1,409,173	1,874,450	2,877,082	3,901,651
FHLB Advances	141,520	178,509	281,484	368,909
Other Borrowings	121,837	121,837	242,336	242,336
Total interest expense	1,672,530	2,174,796	3,400,902	4,512,896

Net interest income	2,946,823	2,730,214	5,963,411	5,522,887

Provision for loan losses	563,251	446,803	849,759	581,637
Net interest income after provision
for loan losses	2,383,572	2,283,411	5,113,652	4,941,250

Other income
Service charges on deposit accounts	272,044	252,176	504,782	461,326
Other income (loss)	221,222	376,982	497,148	641,264
Total other income (loss)	493,266	629,158	1,001,930	1,102,590

Other expenses
Salaries and employee benefits	1,589,044	1,649,014	3,154,829	3,290,727
Occupancy expense	108,646	117,890	244,774	238,105
Equipment expense	200,253	214,995	395,991	421,932
Other expense	849,255	1,002,433	1,662,264	1,534,421
Total other expense	2,747,198	2,984,332	5,457,858	5,485,185
Net income before income taxes	129,640	(71,763)	657,724	558,655

Income taxes	(14,000)	(94,000)	105,000	73,000
Net income	$143,640	$22,237	$552,724	$485,655
Net income per share	$.08	$.01	$.32	$.28
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors
Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Retired Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager
Hayden H. Horney	Wythe County Clerk of Court

Member Federal Deposit Insurance Corporation